EXHIBIT 10-N

                                 May 29, 1996



John C. Firth, Esq.
Sopko & Firth
5th Floor -- Plaza Building
210 S. Michigan Street
South Bend, IN  46601

     Re: Summary of Position and Compensation
         ------------------------------------

Dear John:

     I enclose a description of several items relating to your position and compensation with Quality Dining, Inc. I would appreciate your review and comment on these items and if you find them to be in order and consistent with our previous discussions, please indicate so by signing below.

POSITION:
--------

Senior Vice President, Secretary and General Counsel


REPORTING RESPONSIBILITY:
------------------------

Daniel B. Fitzpatrick, Chairman, President & Chief Executive Officer


SALARY:
------

Your salary rate will begin at $175,000 and maintain that level through your one year anniversary date. You will receive a guaranteed increase in your salary for years two and three of $25,000 each year. Accordingly, your salary for year two will be $200,000 and your salary rate for year three will be $225,000.


BONUS:
-----

There will be a bonus allotment of 40% of your actual salary earned in each fiscal year. The actual payment will be pro rated for your service time in each fiscal year and paid pursuant to our normal bonus payment guidelines of payment within 75 days of fiscal year end. All payments will be made in the form of cash and processed through our normal payroll system and of course, subject to all applicable deductions required by law for payroll taxes and the like.

With respect to your bonus in each of the first two years of your employment, we will guarantee a first year minimum payout of bonus in the amount of $50,000 and in year two of your employment the minimum payout of bonus will be guaranteed at $25,000. There will be no additional guarantees of bonus beyond years one and two.

The guaranteed portion of your bonus will be apportioned in fiscal years until all guarantees ($50,000 + $25,000) have been fully paid. By way of example, assuming employment commenced concurrent with the beginning of the fourth quarter of fiscal year 1996, your fiscal 1996 minimum guaranteed bonus would be 12/52 x $50,000 = $11,538. The calculation would then follow for fiscal year 1997 whereby [(40/52 x $50,000) + (12/52 x $25,000)] = $44,231 minimum guaranteed bonus for fiscal 1997.

Given that your first, second and third years of employment will not be matching up with fiscal year beginning and ending dates, the guarantees of your first two years of employment will actually effect three fiscal years

(FY '96, '97 and '98). In this regard, the final portion of your minimum guaranteed bonus will be calculated through the end of fiscal '98's bonus cycle.

Please note that these bonus guarantees are minimally guaranteed payments. To the extent that pursuant to the Company's guidelines you earn more bonus money than these minimal payments, the higher amount will be paid. By way of example, in fiscal '97 if your salary is $185,000 (on a pro rated basis) your bonus potential would be $74,000. Clearly if you achieve full bonus payout, the minimal guarantee is a non-event and would require no calculation.

ANNUAL STOCK OPTION GRANTS:
--------------------------

Pursuant to guidelines established by the Board of Directors of the Company, the Company intends upon awarding you with stock options on a once annual basis. The formula for awarding stock options will be to add your cash compensation of salary and bonus and multiply it by a factor of 40%. This dollar amount then will determine the dollar value of stock which will be granted to you in the form of a stock option.

By way of example, if your salary was $200,000 and your bonus was $100,000, your total cash compensation is $300,000 and if the stock price was at $30.00 upon the day of grant, then the mathematical computation would be as follows:


  [($200,000 + $100,000) x 40%] = $120,000/$30.00 = 4,000 shares


Your capacity to exercise these options, etc. will be articulated at the time of the grant and subject to the usual guidelines established by the Board of Directors of the Company.


INITIAL STOCK OPTION GRANT:
--------------------------

In addition to other stock options which you may qualify for on the date of hire, you will receive a grant of 20,000 shares which will vest over four years pursuant to the following schedule:

          One year from your date of hire:          0%
          Two years from your date of hire:        25%
          Three years from your date of hire:      50%
          Four years from your date of hire:      100%

This grant shall be subject to any and all other terms and conditions of the Company's Stock Option Plan. The option will be priced at the closing market price on your date of hire.

AUTO EXPENSE:
------------

The Company will provide a monthly allowance of $300 per month or $3,600 per annum.


GROUP INSURANCE:
---------------

The Company will extend its standard Company-wide group health insurance benefit which includes hospitalization, major medical, life insurance and other miscellaneous benefits. This coverage will be extended to you and your eligible dependents. The exact benefits, coverages and terms and conditions will be provided by our Human Resources Department.


LIFE INSURANCE:
--------------

The Company will supply you with a life insurance policy in the amount of $750,000 with distribution of death benefit to your family or estate of $500,000 and $250,000 to Quality Dining, Inc. In order to qualify for this benefit, you must be insurable and meet other qualifications necessary for a standard life insurance policy to be issued.


VACATION:
--------

The Company will extend to you a vacation time of three weeks to be taken at an agreed upon time during the fiscal year.


PENSION/PROFIT SHARING AND 401K PROGRAM:
---------------------------------------

You are included in the Company's Pension/Profit Sharing and 401K Program. At appropriate intervals, you will receive full disclosure of your account within the Plan, inclusive of the balance and status of your vesting schedule from our Human Resources Department. With respect to this Plan, you must also meet all eligibility requirements as specified by the Plan. More details on this Plan are available from the Human Resources Department.

OTHER:
-----

No benefits, bonuses, salary of any kind whatsoever shall accrue or deemed to be earned unless paid. In order to receive any form of compensation or benefit other than salary, you must be continuously employed by the Company through the date of payment. All forms of compensation, benefits, etc. shall be administered by the Company consistent with its policies which can be changed at the Company's sole discretion without notice.

This letter is not intended to be an employment contract. All employment with Quality Dining, Inc., and its subsidiaries, is entered into on an at will basis, i.e. the employment relationship may be terminated at any time at the will of the employer or the employee.

Notwithstanding the foregoing, in the event that you are terminated for cause, your salary will be paid through your termination date. You will be forfeiting all unvested portions of stock option grants, bonuses, vacations and any other benefits that may have accrued to you. In the case of a voluntary resignation other than for death or disability, you will also forfeit unvested portions of stock option grants, bonuses, vacations and any other benefits that may have accrued to you.

In the event that you are terminated involuntarily, but not for cause, your salary would be paid through your termination date, all stock options that have not yet vested will vest and all accrued benefits including bonuses, vacations and other benefits will be paid through the termination date. The vesting of these benefits under a termination not for cause will be enforceable from a date three years from your initial hire date, but not thereafter.

I understand that you are obligated to remain "of counsel" to Sopko & Firth for approximately 2 1/2 years after leaving the firm and that you will no longer perform substantial work for the firm except (i) to the extent necessary to ensure an orderly transition of your pending files, cases and clients to the firm, (ii) to continue in the representation of The Summit Group, Inc. in its pending litigation with Crowe, Chizek & Co. With respect to item
(i), you will receive no direct compensation from the firm. If item (ii) requires significant time and effort on your part, we will jointly agree upon an equitable method of adjusting your salary in the context of any compensation you may receive from the firm.

If you have any questions concerning the above compensation program, please feel free to contact me directly.


                                        Sincerely,

                                        QUALITY DINING, INC.



                                        /s/ Daniel B. Fitzpatrick
                                        -------------------------
                                        Daniel B. Fitzpatrick
                                        Chairman, President & CEO

DBF:tmg